Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-265338
Prospectus Supplement No. 2
(To Prospectus dated June 13, 2022)
EMBARK TECHNOLOGY, INC.
This prospectus supplement updates, amends and supplements the prospectus dated June 13, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-265338). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

The Prospectus and this prospectus supplement relates to the potential offer and sale from time to time by CF Principal Investments LLC (“Cantor” or the “Shareholder”) of up to 30,450,000 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of Embark Technology, Inc., a Delaware corporation (“Embark”) that have been or may be issued by us to the Shareholder pursuant to a common stock purchase agreement, dated as of May 31, 2022, by and between us and the Shareholder establishing a committed equity facility.
This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on July 29, 2022, which is set forth below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Our shares of Class A common stock are listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “EMBK.” On July 28, 2022, the closing sale price of our Class A common stock was $0.415 per share.
Investing in shares of our Class A common stock involves risks that are described in the “Risk Factors” section beginning on page 7 of the Prospectus.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is July 29, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 26, 2022
EMBARK TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39881 (Commission File Number)	86-3343695 (I.R.S. Employer Identification No.)
424 Townsend Street
San Francisco, CA 94107
(Address of principal executive offices, including zip code)
(415) 671-9628
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	EMBK	The Nasdaq Global Market

Warrants to purchase one share of Class A common stock, each at an exercise price of $11.50 per share	EMBKW	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On July 26, 2022, Embark Technology, Inc. (the “Company”) received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) that the Company is not in compliance with the requirement to maintain a minimum closing bid price of $1.00 per share, as set forth in Nasdaq Listing Rule 5450(a)(1) (the “Bid Price Requirement”), because the closing bid price of the Company’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), was below $1.00 per share for 30 consecutive business days. The Notice does not impact the listing of the Class A common stock on the Nasdaq Global Market at this time.
The Notice provided that, in accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has an initial period of 180 calendar days from the date of the Notice, or until January 23, 2023, to regain compliance with the Bid Price Requirement. During this period, the Class A common stock will continue to trade on the Nasdaq Global Market. If at any time before January 23, 2023 the bid price of the Class A common stock closes at or above $1.00 per share for a minimum of ten consecutive business days, Nasdaq will provide written notification that the Company has achieved compliance with the Bid Price Requirement and the matter will be closed.
In anticipation of receipt of the Notice, on June 30, 2022, the Company’s board of directors approved, subject to the Company’s stockholder approval, an amendment to the Company’s second amended and restated certificate of incorporation to effect a reverse stock split of the Company’s common stock (including both the Class A common stock and the Class B common stock, par value $0.0001 per share) at a ratio ranging from any whole number between 1-for-15 and 1-for-30, with the exact ratio within such range to be determined by the Company’s board of directors at its discretion without further approval or authorization of the Company’s stockholders (the “Reverse Stock Split Proposal”). The Company is seeking the stockholders’ approval of the Reverse Stock Split Proposal at the special meeting of stockholders to be held on August 15, 2022 (the “Special Meeting”). There can be no assurance that the reverse stock split, if implemented, will increase the market price of the Company’s Class A common stock in proportion to the reduction in the number of shares of the Company’s Class A common stock outstanding before the reverse stock split or, even if it does, that such price will be maintained for any period of time. Additional information, including certain risks associated with the Reverse Stock Split Proposal, can be found in the Company’s definitive proxy statement on Schedule 14A, filed with the SEC on July 15, 2022 (the “Proxy Statement”).
The Company intends to actively monitor the closing bid price of its Class A common stock and take all reasonable measures available to regain compliance with the Bid Price Requirement and remain listed on the Nasdaq Global Market, including implementing a reverse stock split, if the Reverse Stock Split Proposal is approved at the Special Meeting. However, there can be no assurance that the Company will be able to regain compliance with the Bid Price Requirement or otherwise maintain compliance with any of the other Nasdaq continued listing requirements.
Cautionary Statement Regarding Forward-Looking Statements
This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company has made these forward-looking statements in reliance on the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this report, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this report include statements about whether the Company’s stockholders will approve the Reverse Stock Split Proposal at the Special Meeting, the Company’s consummation of a reverse stock split, if the Reverse Stock Split Proposal is approved, and whether the Company’s Class A common stock will remain listed on the Nasdaq Global Market.
These forward-looking statements are based on information available as of the date of this current report and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, including, but not limited to: market conditions and their impact on the Company’s trading price on the Nasdaq Global Market, and other factors discussed in the Proxy Statement, actual outcomes may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Embark Technology, Inc.

Date: July 29, 2022	By:	/s/ Richard Hawwa
	Name:	Richard Hawwa
	Title:	Chief Financial Officer